Exhibit 10.5

SECOND AMENDMENT TO

AMENDED AND RESTATED MANAGING GENERAL AGENCY AGREEMENT

This Second Amendment (the “Second Amendment”) amends that certain Amended and Restated Managing General Agency Agreement entered into on November 5, 2020, as amended by First Amendment effective as of March 1, 2021, (the “Agreement”) by and between TypTap Management Company, a Florida corporation (the “MGA”) and TypTap Insurance Company, a Florida-domestic property and casualty insurance company (the “Company”).

WHEREAS, the Company and MGA agree to amend Schedule I – Authorized Territory, Schedule III C – Fees for Catastrophe Claims Services and Schedule IV – State Specific Contract Requirements;

NOW, THEREFOR, the Parties agree as follows:

1. The Schedule I – Authorized Territory language shall be amended and replaced by the following language:

“Authorized Territory: Upon each of the Company and the MGA obtaining applicable licenses and authorization, the MGA shall be authorized to represent the Company in Alabama, Alaska, Arkansas, Arizona, Connecticut, Delaware, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Vermont, Virginia, Washington West Virginia, Wyoming and all other territories in which the Company and MGA have or obtain valid licenses, certificates of authority and/or other authorizations.”

2. The Schedule III C – Fees for Catastrophe Claims Services shall be amended and replaced with the following language:

The Company shall pay to the MGA per claim fees for the administration and management of catastrophe claims. The per claim fee will be $1,200 plus 4% of the amount expended for indemnification of the loss. The fees will be due on the 15th day of each month based upon claims reported and amounts paid during the previous calendar month.

3. The Schedule IV – State Specific Contract Requirements shall be amended by adding the following language:

“ALASKA

AK Stat § 21.27.620 (4)(I) if the contract permits the managing general agent to settle claims on behalf of the insurer, the contract must include the following:

(iv) each party shall comply with unfair claims settlement statutes and regulations;

AK Stat § 21.27.620 (4)(K) the insurer shall provide a copy of the contract to the director within 30 days after entering into a contract with a managing general agent; and

AK Stat § 21.27.620 (4)(L) the insurer shall provide written notification to the director within 30 days of the termination of a contract with a managing general agent.

HAWAII

HI Rev Stat § 431:9C-103 (4) Separate records of business written by the managing general agent shall be maintained in the managing general agent’s office. The insurer shall have the right to access and to copy all accounts and records of the managing general agent related to the insurer’s business in a form usable by the insurer; the commissioner shall have access to all books, bank accounts, and records of the managing general agent in a form usable to the commissioner. Records shall be in an organized form according to each class of insurance and shall include the following information to the extent it is applicable:

(A) A record of each insurance contract procured or issued, together with the names of the insurers and insureds, the amount of premium paid or to be paid, or the basis of the premium or consideration paid or to be paid, and a statement of the subject of the insurance;

(B) The names of any other licensees from whom business is accepted and the names of persons to whom commissions or allowances of any kind are promised or paid;

(C) A record of each investigation or adjustment undertaken or consummated and a statement of any fee, commission, or other compensation received or to be received by an adjuster on account of each investigation or adjustment;

(D) A record of each bill reviewed and a statement of any fee, commission, or other compensation received or to be received by the independent bill reviewer on account of the bill reviewed; and

(E) Any additional information as shall be customary or as may reasonably be required by the commissioner.

HI Rev Stat § 431:9C-103 (7) The insurer shall require the managing general agent to obtain and maintain a surety bond for the protection of the insurer. The bond amount shall be $100,000 or ten per cent of the managing general agent’s total nationwide annual written premium for the insurer in the prior calendar year, whichever is greater; provided that the amount of the surety bond shall not exceed $500,000;

HI Rev Stat § 431:9C-103 (8) The insurer shall require the managing general agent to obtain and maintain an errors and omissions policy in the minimum amount of $1,000,000;

MARYLAND

MD INS CODE ANN § 8-208 (d) If the contract allows the managing general agent to settle claims for the insurer:

(2) the managing general agent shall give to the insurer a copy of any claim file that:

(v) is settled in an amount of more than $500;

MD INS CODE ANN § 8-208 (d) If the contract allows the managing general agent to settle claims for the insurer:

(3) the insurer may:

(i) terminate for cause any settlement authority granted to the managing general agent if the insurer gives the managing general agent 30 days’ notice of the termination; and

(ii) suspend the settlement authority during a dispute about the cause for termination; and

MD INS CODE ANN § 8-209 (a) (3) take an action that would violate § 27-503 of this article if taken directly by the insurer;

MINNESOTA

MN Stat § 60H.04 (c) All funds collected for the account of an insurer must be held by the managing general agent in the name of the insurer in a fiduciary capacity in a bank which is a member of the Federal Reserve System. This account must be used for all payments on behalf of the insurer. The managing general agent may retain no more than three months estimated claims payments and allocated loss adjustment expenses. A managing general agent shall deposit only trust funds in a trust account and shall not commingle personal funds or other funds in a trust account, except that a managing general agent may deposit and maintain a sum in a trust account from personal funds, which sum shall be specifically identified and used to pay service charges or satisfy the minimum balance requirements relating to the trust account.

MN Stat § 60H.04

(l) The insurer may not authorize the managing general agent to establish the amount of the loss reserves.

NEBRASKA

NE Code § 44-4904: (7) The insurer shall require the managing general agent to obtain and maintain a surety bond for the protection of the insurer. The bond amount shall be at least one hundred thousand dollars or ten percent of the managing general agent’s total annual written premium nationwide produced by the managing general agent for the insurer in the prior calendar year, whichever is greater, but not greater than five hundred thousand dollars;

NE Code § 44-4904: (8) The insurer may require the managing general agent to maintain an errors and omissions policy;

NEW HAMPSHIRE

NH Rev Stat § 402-E:3: VII. If the contract permits the MGA to settle claims on behalf of the insurer:

(e) Any person who, in any manner or capacity other than purely clerical, handles, services or adjusts claims for or on behalf of an MGA shall be licensed as required by RSA 402-B.

OKLAHOMA

OK Stat § 36-1474 8. If the contract permits the managing general agent to settle claims on behalf of the insurer:

e. nothing in this section shall be construed to give the Insurance Commissioner authority to settle or adjust claims on behalf of the insurer;

OREGON

OR Rev Stat § 744.306 (4) In addition to the requirements of subsection (3) of this section, if the contract permits the managing general agent to settle claims on behalf of the insurer, the contract must also include at least the following provisions:

(b) A requirement that the managing general agent must send a copy of the claim file or report of claim to the insurer at its request or as soon as it becomes known to the managing general agent that the claim:

(D) Is of a serious nature as predetermined by the insurer by written guidelines.

OR Rev Stat § 744.306 (3) The contract must include at least the following provisions:

(L) If the managing general agent will calculate the loss reserves or a portion thereof, provisions:

(A) That the insurer is ultimately responsible for reporting the loss reserves; and

(B) That the insurer shall annually obtain the opinion of an actuary attesting to the adequacy of loss reserves calculated for losses incurred and outstanding on business produced by the managing general agent, in addition to any other required loss reserve actuarial opinion, as provided in ORS 744.313.

OR Rev Stat § 744.306 (5) The contract must provide that the insurer may not allow the managing general agent to pay or commit the insurer to pay a claim in excess of a specified amount, net of reinsurance, without approval by the insurer. The amount shall not exceed the amount established in ORS 744.308.

3. This Second Amendment shall become effective as of September 1, 2022 upon execution by the parties, after having received any required approval or deemed approval from the Florida Office of Insurance Regulation.

4. Any capitalized terms used in this Second Amendment but not otherwise defined herein shall take the meanings ascribed to them in the Agreement. Except as set forth in this Second Amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year set forth below.

TYPTAP INSURANCE COMPANY

By:	/s/ Kevin Mitchell
Print:	Kevin Mitchell, President

Date:	September 1, 2022

TYPTAP MANAGEMENT COMPANY

By:	/s/ Brook A. Baker
Print:	Brook A. Baker, General Counsel

Date:	September 1, 2022

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